Exhibit 10.1

EXECUTION VERSION

May 2, 2019

Navient Corporation

123 Justison Street

Wilmington, DE 19801

Ladies and Gentlemen:

Pursuant to this letter agreement (this “Agreement”) Canyon Capital Advisors LLC and the entities set forth in the signature pages hereto (other than the Company) (collectively, “Investor”) and Navient Corporation (the “Company”) (each of the Company and Investor, a “Party,” and collectively, the “Parties”) hereby agree as follows:

1.    Board Matters.

(a)    Appointment of New Directors. The Company agrees that the Board of Directors of the Company (the “Board”) will, effective as soon as practicable after the date of this Agreement, following, and subject to, the satisfactory completion of customary background checks and the Company’s standard directors and officers questionnaire, appoint both Larry Klane and Marjorie Bowen (each, a “New Director” and, collectively, the “New Directors”) as a Company director. Simultaneously with the appointment of the New Directors to the Board, the size of the Board will be increased to twelve (12) directors. The Board, based on preliminary information provided by Investor and the New Directors, believes that each New Director (i) qualifies as an “independent director” under the applicable rules of the Nasdaq Global Select Market and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), (ii) satisfies the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in Section 1(i)(iii) hereof) and (iii) has no prior relationship with Investor, its principals (including serving as a nominee on a board of directors with any of Investor’s principals) or any of its Affiliates (as hereinafter defined).

(b)    Nominations at 2019 Annual Meeting. The Company agrees that the Board will nominate each New Director for election as a director of the Company at the 2019 annual meeting of the Company’s stockholders (the “2019 Annual Meeting”), together with the other persons included in the Company’s slate of nominees for election as directors at the 2019 Annual Meeting, with terms expiring at the 2020 annual meeting of the Company’s stockholders (the “2020 Annual Meeting”), and will recommend that the stockholders of the Company vote to elect each New Director as a director of the Company at the 2019 Annual Meeting. The Company further agrees that it will use its reasonable best efforts to obtain the election of each New Director as a director of the Company at the 2019 Annual Meeting.

(c)    Investor Vote at 2019 Annual Meeting. Investor will cause all shares of common stock of the Company (“Company Common Stock”) beneficially owned by Investor to be present in person or by proxy for quorum purposes and to be voted at the 2019 Annual Meeting or at any adjournments or postponements thereof in favor of each director nominated and recommended by the Board for election at the 2019 Annual Meeting. Investor, on behalf of itself and its controlled Affiliates, hereby (i) irrevocably withdraws the notice of stockholder nomination of individuals for election as directors of the Company at the 2019 Annual Meeting submitted to the Company on February 21, 2019; (ii) agrees not to submit any notice of nomination of individuals for election as directors of the Company at the 2019 Annual Meeting; (iii) agrees to terminate immediately its solicitation of proxies in connection with the 2019 Annual Meeting; and (iv) irrevocably withdraws any related materials or notices submitted to the Company in connection therewith.

(d)    Committees. The Company and Investor will discuss committee composition through the 2020 Annual Meeting, but the Company agrees that the Board will appoint at least one New Director to each of the Nominations and Governance Committee of the Board (the “Nominations Committee”) and the Compensation and Personnel Committee of the Board, subject to a New Director being eligible to serve on one of those committees. Except if there may be conflicts of interest, as determined in good faith by the Board, the Board will not utilize committees of the Board for the purpose of discriminating against the New Directors in order to limit their participation in substantive deliberations of the Board.

(e)    New Director Replacements. If a New Director is not appointed to the Board or does not stand for election at the 2019 Annual Meeting, or is appointed to the Board but ceases to be a director before the end of the Standstill Period (as hereinafter defined), whether as a result of death or incapacity or for any other reason, and at such time Investor beneficially owns, in the aggregate, at least seven and one half percent (7.5%) of the then-outstanding Company Common Stock (the “Minimum Ownership Threshold”), the Board will appoint a replacement director (a “Replacement Director”) who is mutually acceptable to both the Board and Investor. The Replacement Director will thereafter be deemed a New Director for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement that had been applicable to the replaced New Director, and the Company agrees that the Board will appoint such Replacement Director to the Board to serve the unexpired term, if any, of the replaced New Director. Following the appointment of any Replacement Director to replace a New Director in accordance with this Section 1(e), all references to a New Director herein shall be deemed to include any Replacement Director (it being understood that this sentence shall apply whether or not references to a New Director expressly state that they include any Replacement Director). If at any time Investor’s aggregate beneficial ownership of the Company Common Stock decreases to less than the Minimum Ownership Threshold, the right of Investor pursuant to this Section 1(e) to participate in the recommendation of a Replacement Director to fill the vacancy caused by the resignation of either of New Directors or any Replacement Director shall automatically terminate. Prior to the appointment of any Replacement Director to the Board the Replacement Director will submit to the Company the information, documentation and acknowledgements set forth in clause (iii) of Section 1(i) hereof.

(f)    Size of Board. The Company agrees that the size of the Board will be no more than twelve (12) directors at any time prior to the retirement from the Board of William M. Diefenderfer, III (“Mr. Diefenderfer”) or Barry L. Williams (“Mr. Williams”). After the retirements of both Mr. Diefenderfer and Mr. Williams, which retirements shall be effective not later than the conclusion of the second day of the regularly scheduled meeting of the Board to occur in August 2019 (and in any event not later than August 31, 2019), the Company agrees that, during the Standstill Period, the size of the Board will be no more than ten (10) directors.

(g)    New Chairman. The Company agrees that the Board will select from its independent directors a new Chairman of the Board to replace its current Chairman of the Board, effective as of the 2019 Annual Meeting.

(h)    Finance Committee Matters. The Company agrees that the Board will, effective as of the date of this Agreement, appoint Frederick Arnold as a member of the Finance and Operations Committee of the Board (the “Finance Committee”). Promptly following the execution of this Agreement, the Finance Committee shall retain, in its discretion, one or more financial advisors and/or consultants for the purpose of assisting the Finance Committee with its oversight and review of the Company’s policies and practices, including, without limitation, with respect to (i) multi-year balance sheet, income statement and cash flow projections and (ii) expenses.

(i)    Additional Agreements.

(i)    Investor agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement.

(ii)    Investor agrees that it will (A) continue to have the sole right to vote 25,649,480 shares of the Company Common Stock through the date of the 2019 Annual Meeting, and (B) at each annual or special meeting of stockholders held during the Standstill Period (x) be present for quorum purposes, (y) vote or cause to be voted all shares of the Company Common Stock beneficially owned, or deemed beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act), by Investor at such meeting in favor of the slate of directors nominated by the Board and against the removal of any member of the Board and (z) vote in accordance with the Board’s recommendation with respect to each proposal specified in the Company’s proxy statement, dated April 29, 2019, filed with the SEC if presented at the 2019 Annual Meeting, unless either Institutional Shareholder Services Inc. (“ISS”) or Glass, Lewis & Co. (“Glass Lewis”) issues a recommendation against the Board’s position on such other proposal, in which case, Investor shall have the right to vote in accordance with such ISS or Glass Lewis recommendation.

(iii)    After being identified as a New Director candidate, any New Director candidate will promptly, to the extent not previously delivered (but in any event prior to being appointed to the Board in accordance with this Agreement), deliver to the Company (A) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company’s written policies and procedures of non-management directors in connection with the appointment or election of new Board members; (B) the information required pursuant to Section 1.10(b) of Article I of the Company’s Second Amended and Restated Bylaws (as may be amended from time to time, the “Bylaws”); and (C) a written acknowledgement in substantially the form entered into by the other directors of the Company that, if appointed to the Board such New Director candidate agrees to be bound by all current policies, codes and guidelines applicable to directors of the Company, including, without limitation, the Company’s trading policy, code of business conduct, corporate governance guidelines and any related person transaction policy.

2.    Standstill Provisions.

Investor agrees that it will abide by the provisions set forth in Annex A attached hereto and deemed a part of this Agreement, which provisions are a modified version of Paragraph 9 of the confidentiality agreement, dated October 19, 2018, by and among the Company, Canyon Partners, LLC and Canyon Capital Advisors LLC, as amended (the “NDA”), at all times from the date of this Agreement until 12:01 A.M., New York City time, on the earlier of (i) ten business days prior to the deadline for the submission of a notice of stockholder nomination of individuals for election as directors of the Company at the 2020 Annual Meeting and (ii) December 31, 2019 (such period the “Standstill Period”). The Parties acknowledge that concurrently with the execution of this Agreement, each of the New Directors and Frederick Arnold are delivering to the Company an irrevocable advance resignation letter, pursuant to which each of the New Directors and Frederick Arnold agree to resign from the Board upon the occurrence of certain specified events set forth in such resignation letters. Investor further agrees that neither of the New Directors nor Frederick Arnold may be nominated by Investor for election to the Board at the 2020 Annual Meeting.

3.    Representations and Warranties of the Company.

The Company represents and warrants to Investor that (i) the Company has the corporate power and authority to execute this Agreement and to bind the Company thereto, (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (iii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.    Representations and Warranties of Investor.

Investor represents and warrants to the Company that (i) Investor (collectively) has the power and authority to execute this Agreement and to bind Investor thereto; (ii) this Agreement has been duly and validly authorized, executed and delivered by Investor, constitutes a valid and binding obligation and agreement of Investor, and is enforceable against Investor in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) the execution, delivery and performance of this Agreement by Investor does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Investor, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Investor is a party or by which it is bound; (iv) as of the date hereof, Investor is deemed to beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, 25,649,480 shares of the Company Common Stock and will be entitled to vote all of such shares of the Company Common Stock at the 2019 Annual Meeting; (v) as of the date hereof, Investor does not currently have, and does not currently have any right to acquire, any interest in any other Voting Securities (as defined in Annex A attached hereto) or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any Voting Securities, including any swaps or hedging transactions or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Company Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Company Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement; (vi) Investor will not, directly or indirectly, compensate or agree to compensate either of the New Directors for their service as a nominee or director of the Company in any manner including, but not limited to, with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation; (vii) other than the economic rights of third party investors in Investor, no Person (as hereinafter defined) other than Investor has any rights with respect to its shares of the Company Common Stock; and (viii) none of Investor or its controlled Affiliates has formed, or has any present intent to form, a group (within the meaning of Section 13(d) under the Exchange Act) with any third party in relation to the Company or the Company Common Stock.

5.    Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, principals, partners, members, officers, key employees, directors or other representatives (collectively, “Representatives”) shall have breached this Section 5, neither Party nor any of its Representatives, shall in any way, directly or indirectly, in any capacity or manner, whether written or oral, electronically or otherwise (including, without limitation, in a television, radio, internet, newspaper, magazine interview, podcast or otherwise through the press, media, analysts or other persons or in any document or report filed with the SEC), publicly criticize, attempt to discredit, disparage, call into disrepute, make ad hominem attacks on or otherwise defame or slander or make, express, transmit, speak, write, verbalize or otherwise communicate in any public way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or any other public statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the other Party or such other Party’s Representatives (including any current officer or director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders (solely in their capacity as stockholders of the applicable Party), agents, attorneys or representatives, or any of their practices, procedures, businesses, business operations, products or services, in any manner that would reasonably be expected to damage the business, or reputation of the other Party or of its Representatives (including former officers and directors), directors (or former directors), employees, stockholders (solely in their capacity as stockholders of the applicable Party), agents or attorneys, or to malign, harm, disparage, defame or damage the reputation or good name of either Party or its subsidiaries or Affiliates, or is derogatory, detrimental, or injurious to the goodwill, reputation or business standing of, either Party, its Affiliates, its subsidiaries and its or their business. The foregoing will not prevent (a) the making of any factual statement in the event that either Party or any of its Representatives is required to make that statement by applicable subpoena, legal process, other legal requirement or the rules of any securities exchange to which it is subject or (b) in addition to the other remedies available in connection with any breach of this Agreement, a response by a Party to any breach by the other Party of this Section 5.

6.    Public Announcement. Promptly following the execution of this Agreement, the Company and Investor will announce the material terms of this Agreement by means of a joint press release, in the form attached to this Agreement as Annex B (the “Press Release”). Neither the Company nor Investor will make any public statements inconsistent with the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

7.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, upon confirmation of receipt of such email to the applicable email address set forth below; provided such confirmation is not automatically generated, (b) given by a nationally recognized overnight delivery service, one business day after deposited with such service or (c) if given by any other means, when actually received during normal business hours at the applicable address set forth below:

if to the Company:

Navient Corporation

123 Justison Street

Wilmington, Delaware 19801

Attention: Mark L. Heleen

Email: Mark.L.Heleen@navient.com

with a copy to:

Skadden, Arps, Slate, Meager & Flom LLP

4 Times Square

New York, NY 10036

Attention: Richard J. Grossman

Email: richard.grossman@skadden.com

if to Investor:

Canyon Capital Advisors LLC

2000 Avenue of the Stars, 11th Floor

Los Angeles, California 90067

Attention: Jonathan Kaplan

Email: jkaplan@CanyonPartners.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention: Joseph C. Shenker; Alan J. Sinsheimer

Email: shenkerj@sullcrom.com; sinsheimera@sullcrom.com

or to such other email address or address for either Party as such Party shall have specified in a notice to the other Party.

8.    Expenses. Within ten (10) business days following receipt of reasonably satisfactory documentation thereof, the Company will reimburse Investor for its reasonable and documented out-of-pocket fees and expenses incurred by Investor to date in connection with preparing for, engaging in and settling the proxy contest for the 2019 Annual Meeting, in an amount not to exceed $2,750,000 in the aggregate.

9.    Termination. This Agreement will terminate upon the earliest of:

(a)    the expiration of the Standstill Period;

(b)    delivery of written notice by a Party to the other Party of a material breach of this Agreement by such other Party (provided, that such other Party will have five (5) business days following receipt of such written notice to remedy such material breach if capable of remedy); and

(c)    such other date established by mutual written agreement of the Parties.

10.    Miscellaneous.

(a)    Specific Performance, Remedies. The Company and Investor acknowledge and agree that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and Investor will be entitled to an injunction or injunctions, without proof of actual damages or the requirement of posting a bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity, and the other Party will not take any action, directly or indirectly, in opposition to the Party seeking such relief on the grounds that any other remedy or relief is available at law or equity. This Section 10(a) is not the exclusive remedy for any violation of this Agreement.

(b)    Governing Law, Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state that may direct application of laws of another jurisdiction. Each Party to this Agreement hereby irrevocably and unconditionally agrees that any action, suit or proceeding of any kind or nature with respect to or arising out of this Agreement may be brought and maintained only in the Court of Chancery of the State of Delaware or, if that court refuses to accept jurisdiction, any other state or federal court sitting in the State of Delaware. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. EACH OF THE COMPANY AND INVESTOR (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW.

(c)    Private Communications and Requirements of Law. Subject to complying with its obligations under Section 2, Section 5 and Annex A hereof, nothing in this Agreement will be deemed to limit Investor’s ability to (A) provide its views privately in a meeting to a majority of the Board or to a majority of a committee of the Board or to the chairperson of the Board or to senior management of the Company on any matter or to privately request a waiver of any provision of this Agreement; provided that such actions are not intended to and would not require public disclosure of such actions by either Investor or the Company, or (B) take any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Investor. Investor agrees however, that it will not communicate with any director of the Company on an individual basis, with respect to matters relating to the Company or its business or affairs.

(d)    Severability. If at any time subsequent to the date hereof, any provision of this Agreement other than Section 1, Section 2 or Appendix A is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement, unless Section 1, Section 2 or Appendix A is what is illegal, void or unenforceable.

(e)    Counterparts. This Agreement shall be a binding contract only upon execution by both Parties and may be executed in one or more counterparts and by scanned computer image

(such as pdf), each of which will be deemed to be an original copy of this Agreement. For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

(f)    No Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and Investor and is not enforceable by any other persons. Neither Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof will be null and void.

(g)    No Waiver. No failure or delay by either Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

(h)    Entire Understanding. This Agreement and the NDA contain the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and Investor.

[Signature page follows]

Please confirm your agreement with the foregoing by signing and returning this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between the Company and Investor.

Sincerely,

CANYON PARTNERS, LLC

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

CANYON CAPITAL ADVISORS LLC, on behalf of itself and the following funds:
Canyon Value Realization Fund, L.P.
The Canyon Value Realization Master Fund (Cayman), L.P.
Canyon Value Realization Fund MAC 18, Ltd.
Canyon Balanced Master Fund, Ltd.
Canyon-GRF Master Fund II, L.P.
Canyon Distressed Opportunity Master Fund II, L.P.
EP Canyon Ltd.
Canyon NZ-DOF Investing, L.P.
Canyon-EDOF (Master) L.P.

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

[Signature Page to Letter Agreement]

Accepted and agreed to as of the date first above written:

NAVIENT CORPORATION

By:	/s/ John F. Remondi
Name:	John F. Remondi
Title:	President and Chief Executive Officer

[Signature Page to Letter Agreement]

ANNEX A1

(a)    Investor agrees that during the Standstill Period, neither Investor nor any of its controlled Affiliates or Associates nor any of their respective Representatives acting on their behalf will, and Investor will cause each of its controlled Affiliates and Associates and their respective Representatives acting on their behalf not to, directly or indirectly, in any manner, alone or in concert with others:

(i)    engage in any “solicitation” (as such term is defined under the Exchange Act) of proxies or consents with respect to the election or removal of Company directors or any other matter or proposal with respect to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(ii)    knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, advising or influencing any Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding (other than such encouragement, advice or influence that is consistent with the Company management’s recommendation in connection with such matter or otherwise specifically permitted under the Agreement);

(iii)    form, join or act in concert with any “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with other Affiliates of Investor with respect to Voting Securities now or hereafter owned by them;

(iv)    acquire, offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Voting Securities or assets of the Company, or rights or options to acquire any Voting Securities or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in the case of each of the foregoing, only if such action would result in Investor, together with its controlled Affiliates and Associates, having an aggregate beneficial ownership of greater than 25,649,480 shares of Company Common Stock or economic exposure to more than 14.9% of the then-outstanding Company Common Stock immediately following the consummation of such transaction; provided, that the foregoing shall not permit Investor to make, directly or indirectly, any private proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require the Company or Investor to make public disclosure (of any kind) regarding activities described above or any of the matters set forth in this Annex A;

[1]	Capitalized terms used but not defined in this Annex A shall have the meanings given to them in this Agreement.

(v)    sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company Common Stock held by Investor to any third party;

(vi)    (A) make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction involving the Company or any of its subsidiaries or its or their Voting Securities or assets (it being understood that the foregoing shall not restrict Investor from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); (B) make, directly or indirectly, any public proposal, either alone or in concert with others, to the Company or the Board regarding activities described in part (A) above or any of the matters set forth in this Annex A or (C) make, directly or indirectly, any private proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require the Company or Investor to make public disclosure (of any kind) regarding activities described in part (A) above or any of the matters set forth in this Annex A;

(vii)    enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of Investor, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved by the Board;

(viii)    (A) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, (B) seek, alone or in concert with others, the removal of any member of the Board or (C) conduct a referendum of stockholders;

(ix)    make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(x)    make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provisions providing for stockholder access to books and records;

(xi)    make any public proposal with respect to (A) any change in the number or term of directors or the filling of any vacancies on the Board, (B) any material change in the capitalization or dividend policy of the Company, (C) any other material change in the Company’s management or corporate structure, (D) any waiver, amendment or modification to the Company’s Certificate of Incorporation or Bylaws, (E) causing a class of securities of the Company to be delisted from or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

2

(xii)    institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Annex A; provided, however, that for the avoidance of doubt the foregoing shall not prevent Investor or its Affiliates or Associates from (A) bringing litigation to enforce the provisions of the Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against Investor or its Affiliates or Associates, (C) bringing bona fide commercial disputes that do not relate to the subject matter of the Agreement, or (D) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent Investor or any of its Affiliates or Associates from responding to or complying with a subpoena, a validly issued legal process or a request by a governmental or regulatory authority;

(xiii)    enter into any negotiations, agreements or understandings with any Person to take any action that Investor is prohibited from taking pursuant to this Annex A;

(xiv)    make any request or submit any proposal, directly or indirectly, to amend or waive the terms of the Agreement, in each case which would be reasonably expected to result in a public announcement or disclosure of such request or proposal; or

(xv) make, alone or in concert with others, any proposal regarding a change with respect to the Board, the Company, its management, policies or affairs or any of its securities, assets, business, corporate or governance structure, including with respect to any tender or exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, scheme of arrangement, plan of arrangement, business combination transaction, extraordinary dividend, significant stock repurchase, recapitalization, restructuring, reorganization, liquidation, dissolution or issuance of the Company’s then-outstanding equity or equity equivalent securities (including in a PIPE, convertible note, convertible preferred security or similar structure) or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses, in each case that would reasonably be expected to require the Company or Investor to make public disclosure (of any kind) regarding the activities described above or any of the matters set forth in this Annex A.

(b)    Nothing in the Agreement or this Annex A shall be deemed to limit the actions of the New Directors in their capacity as directors of the Company, recognizing that such actions are subject to the exercise in good faith by each of the New Directors of his or her fiduciary duties to the Company and its stockholders.

(c)    For the purposes of the Agreement and this Annex A, the term (i) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association fund, syndicate or other entity of any kind or structure and (ii) “Voting Securities” shall mean the shares of Company Common Stock and any other securities of the Company generally entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares of Company Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

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(d)    Notwithstanding anything to the contrary in this Annex or the Agreement, the Standstill Period shall terminate automatically (and the provisions applicable during the Standstill Period shall no longer be applicable) upon (a) any Person (other than Investor and its controlled Affiliates and Associates) becoming the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) or constructive economic owner (through swaps, options, similar securities or contracts or otherwise), directly or indirectly, of more than thirty seven and one half percent (37.5%) of the outstanding shares of Company Common Stock, (b) announcement of a tender or exchange offer by any third party (other than Investor and its controlled Affiliates and Associates) for Company Common Stock that, if consummated, would make such Person the beneficial owner (as defined in Section 13(d)(1) of the Exchange Act) of thirty seven and one half percent (37.5%) or more of the Company Common Stock, or any rights or options to acquire such ownership, including from a third party, but only if the Board does not publicly recommend against such tender or exchange offer within ten (10) business days of such announcement, or (c) the Company entering into one or more definitive agreements involving the acquisition by one or more third parties of more than thirty seven and one half percent (37.5%) of the outstanding Company Common Stock or more than thirty seven and one half percent (37.5%) of the Company’s consolidated total assets.

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ANNEX B

FORM OF PRESS RELEASE

NEWS RELEASE

For immediate release

Navient and Canyon Partners Reach Cooperation Agreement; Navient Will Add Two Experienced Directors to its Board of Directors

WILMINGTON, Del. and LOS ANGELES, May 2, 2019—Navient Corporation (Nasdaq: NAVI) and Canyon Partners, LLC today announced that they reached a cooperation agreement pursuant to which Navient will add two experienced directors, Marjorie Bowen and Larry Klane, to its Board of Directors as soon as practicable. Ms. Bowen is a former investment banker and Mr. Klane is a financial technology investor and former banking executive. Both Ms. Bowen and Mr. Klane will be nominated by Navient for election at Navient’s upcoming annual meeting, scheduled for June 6, 2019.

Under the agreement, Canyon will withdraw its nomination notice and vote in favor of directors nominated by Navient at the annual meeting.

“We believe this agreement with Canyon is in the best interests of all Navient shareholders, and we welcome Marjorie and Larry to the board,” said Jack Remondi, President and Chief Executive Officer. “We can now return our full focus to building on our strong first quarter results and continuing to deliver superior value for our customers and shareholders.”

Jonathan Heller, a partner at Canyon, said, “We are pleased to have reached a settlement with Navient that adds two highly qualified directors to the Board. We have consistently engaged in an open and constructive dialogue with management and the Board, and we look forward to continuing our productive and cooperative relationship with Navient.”

Board Chair William M. Diefenderfer III has chosen not to stand for election at the 2019 annual meeting. Director Barry L. Williams will retire in the summer of 2019.

New Director Biographies

Marjorie Bowen was an investment banker with Houlihan Lokey from 1989 until 2007, serving as managing director since 1997. Ms. Bowen has served on the boards of Genesco Inc. and Harley Marine Services, Inc. since 2018 and has served as a director for V Global Holdings, LLC since 2016. Previously, she was a director for SquareTwo Financial, a privately held company engaged in financial asset recovery and management. Ms. Bowen was also a special independent director on the board of Illinois Power Generating Company (a subsidiary of Dynegy). Previously, Ms. Bowen served as the audit committee chair on the board of Hansen Medical, Inc. and served on the board of Global Aviation Holdings and as a director of The Talbots, Inc. Ms. Bowen received a B.A. from Colgate University and an MBA from the University of Chicago.

Larry Klane is a co-founding principal at Pivot Investment Partners LLC, an investment firm founded in 2014 focused on financial technology and financial services companies. Previously,

he was the global financial institutions leader at Cerberus Capital Management. He served on the Board of Directors of Aozora Bank, a publicly traded bank in Japan in which Cerberus held a controlling interest. Mr. Klane joined Cerberus after serving as chair and CEO of Korea Exchange Bank, a publicly traded Korean commercial and retail bank of approximately $100 billion of assets. Mr. Klane held multiple leadership roles at Capital One, including as president of the Global Financial Services division and its London-based bank subsidiary. Mr. Klane served on the board of Ethoca Limited, a privately held global network between issuers and merchants, until the company’s recent acquisition by Mastercard, and served as a director of VeriFone Systems and Nexi Group S.p.A. Mr. Klane is a graduate of Harvard College and the Stanford Graduate School of Business.

The full agreement between Navient and Canyon will be filed on Form 8-K with the U.S. Securities and Exchange Commission and Navient will file supplemental proxy materials.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements,” within the meaning of the federal securities laws, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the Company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the Company is a party; credit risk associated with the Company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The Company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate,

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including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2018 and in our other reports filed with the Securities and Exchange Commission. The preparation of the Company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The Company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

About Navient

Navient (Nasdaq: NAVI) is a leader in education loan management and business processing solutions for education, healthcare and government clients at the federal, state and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin and other locations. Learn more at navient.com.

About Canyon Partners, LLC

Founded and partner owned since 1990, Canyon employs a deep value, credit intensive approach across its investment platform. Canyon specializes in value-oriented special situation investments for endowments, foundations, pension funds, sovereign wealth funds, family offices and other institutional investors. The firm invests across a broad range of asset classes, including distressed loans, corporate bonds, convertible bonds, securitized assets, direct investments, real estate, arbitrage, and event-oriented equities. For more information visit: www.canyonpartners.com.

Navient Contacts:

Media Contacts:

Paul Hartwick,302-283-4026, paul.hartwick@navient.com

Jim Barron/Paul Scarpetta, Sard Verbinnen, 212-687-8080

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

Canyon Capital Contact:

Brian Schaffer, Prosek Partners, 646-818-9229, bschaffer@prosek.com

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